EXHIBIT 10.44

FIRST AMENDMENT TO

OFFICER EMPLOYMENT AGREEMENT

This First Amendment to Officer Employment Agreement (“First Amendment”) is entered into effective April 1, 2007, by and between Callaway Golf Company, a Delaware corporation (the “Company”) and Bradley J. Holiday (“Employee”).

A. The Company and Employee are parties to that certain Officer Employment Agreement which expires on March 31, 2007 (the “Agreement”).

B. The Company and Employee desire to amend the Agreement pursuant to Section 10(b) of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other consideration, the value and sufficiency of which are acknowledged, the Company and Employee agree as follows:

1. Term. Section 1 of the Agreement is amended to extend the termination date of the Agreement to April 30, 2008.

2. Compensation. Section 4(b) of the Agreement is amended to read:

“(b) Annual Bonus. The Company shall provide Employee an opportunity to earn an annual bonus based upon participation in the Company’s applicable bonus plan as it may or may not exist from time to time. Employee’s bonus target percentage is sixty percent (60%) of Employee’s annual base salary. Any annual bonus earned pursuant to an applicable bonus plan shall be payable in the first quarter of the following year.”

3. Global Change. At Sections 7(a), 7(c)(i), 7(c)(ii), 7(d), 7(l), and 9(b)(iv), the term “equity-based incentive awards” shall be replaced with “long-term incentive compensation based awards”.

4. But for the amendments contained herein, and any other written amendments properly executed by the parties, the Agreement shall otherwise remain unchanged.

IN WITNESS WHEREOF, the parties have executed this First Amendment on the dates set forth below, to be effective as of the date first set forth above.

EMPLOYEE	COMPANY

Callaway Golf Company,
a Delaware corporation

/s/ Bradley J. Holiday	By:	/s/ Chris Carroll
Bradley J. Holiday		Chris Carroll
Senior Vice President, Human Resources

Dated: 03/26/07		Dated: 03/12/07